Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 28, 2024 on the financial statements and financial highlights of Tradr 2X Long Innovation ETF, Tradr 1.5X Short NVDA Daily ETF (formerly Tradr 1.25X NVDA Bear Daily ETF), Tradr 2X Short TSLA Daily ETF (formerly Tradr TSLA Bear Daily ETF), and Tradr 2X Short Innovation Daily ETF (formerly Tradr Short Innovation Daily ETF), each a series of Investment Manager Series Trust II. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 15, 2024